EXHIBIT 4.2

AGREEMENT AND AMENDMENT TO
15% SECURED CONVERTIBLE PROMISSORY NOTES DATED JANUARY 13, 2006

This Agreement and Amendment is executed and delivered on this 22nd day of January 2007 by the undersigned holders of at least a majority in outstanding principal amount of those certain 15% Secured Convertible Promissory Notes issued by Matritech, Inc. (the “Borrower”) on January 13, 2006 (the “Series A Notes”) pursuant to the Securities Purchase Agreement, dated as of January 13, 2006, by and among the Borrower and the purchasers party thereto (the “Series A Purchase Agreement”). The undersigned holders of at least a majority in outstanding principal amount of the Series A Notes shall be referred to as the “Majority Holders.” All capitalized terms used in this Agreement and Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Purchase Agreement.

WHEREAS, the parties have determined that it is in the best interests of the Borrower and all the holders of the Series A Notes that the following agreements and amendments be made.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  The provisions of Article VI.A(viii)(c) of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“(c) either (i) fail to repay in full all amounts due under the Borrower’s 7.5% Convertible Debentures on the maturity date thereof, (ii) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Borrower in excess of $250,000 due to any third party, other than payments contested by the Borrower in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist (A) any Event of Default under and as defined in the Series B 15% Secured Convertible Promissory Notes issued by the Borrower on or around January 22, 2007 (the “Series B Notes”); or (B) any other default or event of default under any agreement (including, without limitation, the Series B Notes) binding the Borrower which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Borrower;”

2.  For purposes of the Series A Notes, the term “Security Agreement” shall refer to the Amended and Restated Security Agreement, by and between the Borrower and the Collateral Agent (for itself and the holders of the Series A Notes and the Series B Notes), dated on or around the date hereof.

3.  For purposes of the Series A Notes, the term “Contingent License Agreement” shall refer to the Amended and Restated Contingent License Agreement, by and between the

Borrower and the Collateral Agent (for itself and the holders of the Series A Notes and the Series B Notes), dated on or around the date hereof.

4.  For purposes of the Series A Notes, the term “Security Documents” shall include the Security Agreement, the Contingent License Agreement and any other document securing the Series A Notes.

5.  For purposes of the Series A Notes, the term “NASDAQ” means whichever, if any, of the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market on which the shares of Common Stock are traded.

6.  The provisions of Article VII.E of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“E. Distributions. In case the Borrower shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Borrower is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in subsection C of this Article VII), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Closing Sales Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Borrower’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Closing Sales Price per share of Common Stock immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.”

7.  The provisions of Article VIII.C(iii) of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“(iii) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any securities of the Borrower, except pursuant to any equity compensation plan approved by the Borrower’s Board of Directors or as expressly required by the terms of the Series A Notes or the Series B Notes;”

8.  The provisions of Article XI.L of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“L. “Interest Installment Amount” means, as to any Quarterly Installment Date, an amount equal to the accrued and unpaid interest on the outstanding Principal through such Quarterly Installment Date.”

9.  The provisions of Article XI.R of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“R. “Scheduled Maturity Date” means December 13, 2007.”

10.  The provisions of Article XI.T of the Series A Notes are hereby deleted in their entirety and replaced with the following:

“T. “Stock Payment Conditions” means that each of the following conditions is satisfied: (i) one or more registration statements filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of the shares of Common Stock to be issued in connection with the event requiring determination; (ii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Article IX.A hereof; (iii) if the Common Stock is selling at a price below $0.40 per share, no payment of Installment Conversion Shares may be made to the Holder pursuant to Article VIII.C without the Holder’s prior written consent within five (5) days of such payment (it being acknowledged and agreed that if the Holder does not so consent to receiving such payment in Installment Conversion Shares, that payment may be deferred by the Holder, at its option, until the next scheduled Installment Date or any other mutually agreed upon date); (iv) the Borrower has not issued any notice relating to the redemption of any warrant(s) during the thirty (30) day period ending on and including the applicable date of determination; and (v) any issuances of Installment Conversion Shares will not result in the Holder’s aggregate ownership interest of the Common Stock to rise above 9.99% unless waived by such Holder under Article IX.”

11.  The Borrower hereby grants to ProMed Partners, L.P. the right to designate one representative (the “Designated Representative”) to the Borrower’s Board of Directors and, to the extent that there is no independence or related party impediment to such representative serving on specific committees of the Board of Directors, to any Committee of the Board of Directors related to business development and other strategic activities. ProMed Partners, L.P. hereby designates David B. Musket to serve as the initial Designated Representative. The Designated Representative’s service as a member of the Board of Directors shall be on the same terms and conditions applicable to other members of the Board of Directors, with compensation to be paid to the Designated Representative as a non-employee member of the Board of Directors. If, due to lack of independence under rules of AMEX or the SEC, the Designated Representative cannot serve as a member of any Committee of the Board of Directors related to business development and other strategic activities, he shall nonetheless be permitted to attend and participate in the Committee’s meetings except to the extent, if any, that conflicts of interest (as determined by the Nominating and Corporate Governance Committee or Audit Committee of the Board of Directors) bar such attendance and participation. The Borrower agrees that its Board of Directors will nominate the Designated Representative for reelection by the stockholders of the Borrower at its next Annual Meeting of Stockholders.

12.  The Borrower agrees to pay the expenses of counsel for SDS Capital Group SPC, Ltd. in connection with the review, negotiation and preparation of documentation to effect this Agreement and Amendment, contemporaneously with execution of this Agreement and Amendment by the Majority Holders, in an amount not to exceed $10,000.

13.  Except as expressly set forth herein or as set forth in any separate instrument that may be executed by the Majority Holders and the Borrower contemporaneously herewith, (a) the original terms and conditions of the Series A Notes shall remain in full force and effect; (b) this Agreement and Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series A Notes or to be a waiver of any Event of Default whether arising before or after the date hereof as a result of the transactions contemplated hereby; and (c) this Agreement and Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the holders of the Series A Notes whether under the Series A Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series A Notes.

14.  This Agreement and Amendment (a) constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby; (b) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and (c) shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and all of the holders of the Series A Notes.

15.  This Agreement and Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.

16.  All references to the “Notes” in the Series A Purchase Agreement or any documents or instruments executed by Borrower in connection therewith shall be deemed to refer to the Series A Notes as the same have been amended through the date hereof.

17.  Each holder of the Series A Notes is directed to attach this Agreement and Amendment to its Series A Note, provided that the failure to so attached this Agreement and Amendment to any Series A Note shall not affect in any way the enforceability hereof or of any Series A Note.

18.  Any provision of this Agreement and Amendment that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

19.  The Borrower hereby represents and warrants to the Majority Holders of the Series A Notes as follows:

(a) Borrower has the corporate power and authority to execute, deliver, and perform this Agreement and Amendment and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

(b) The Series A Notes, as amended hereby, constitute the legal, valid and binding agreements of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) The Borrower has, and will have after giving effect to this Agreement and Amendment, no claims, defenses or set-offs to its obligations under the Series A Notes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Borrower and the Majority Holders have caused this Agreement and Amendment to be executed as of the day first above written.

Borrower:

Matritech, Inc.

By: /s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer

[Signature Page to Agreement and Amendment]

IN WITNESS WHEREOF, the undersigned Borrower and the Majority Holders have caused this Agreement and Amendment to be executed as of the day first above written.

Holders:

SDS Capital Group SPC, Ltd., on behalf of its Class D segregated portfolio

By: /s/ Steve Derby
Name: Steven Derby
Title:  Director
Value of Series A Note: $1,656,667.00

ProMed Partners, L.P.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $159,155.21

ProMed Offshore Fund, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $27,283.75

ProMed Offshore Fund II, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $1,011,477.71

H&Q Life Science Investors

By: /s/ Daniel R. Omstead
Name: Daniel R. Omstead
Title: President
Principal Amount of Series A Note: $1,916,667

The name H&Q Life Science Investors is the designation of the Trustees for the time being under an Amended and Restated Declaration of Trust Dated April 21, 1987, as amended, and all persons dealing with H&Q Life Science Investors must look solely to the trust property for the enforcement of any claim against H&Q Life Science Investors, as neither the Trustees, officers nor shareholders assume any personal liability for obligations entered into on behalf of H&Q Life Science Investors.

[Signature Page to Agreement and Amendment]

IN WITNESS WHEREOF, the undersigned Borrower and the Majority Holders have caused this Agreement and Amendment to be executed as of the day first above written.

Alpha Capital AG

By: /s/ Konrad Ackerman
Name: Konrad Ackerman
Title: Director
Value of Series A Note: $29,166.67

Bristol Investment Fund, Ltd.

By: /s/ Paul Kessler
Name: Paul Kessler
Title: Director
Value of Series A Note: $465,336.67

[Signature Page to Agreement and Amendment]